UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                    FORM 8-K

                                 April 02, 1997


                         Commission File Number 0-17383

                          ML-LEE ACQUISITION FUND II, L.P.
      (Exact name of registrant as specified in its Governing Instruments)

           Delaware                                 04-3028398
(State or other jurisdiction            (IRS Employer Identification No.)
of incorporation or organization)

                             World Financial Center
                            South Tower - 23rd Floor
                          New York, New York 10080-6123
              (Address of principal executive offices and zip code)

Registrant's telephone number, including area code:  (212) 236-7339

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                              ITEM 5. OTHER EVENTS


     On April 2, 1997, Anchor Advanced Products, Inc., a Delaware corporation ("Anchor"), and a portfolio company of ML-Lee Acquisition Fund II, L.P. ("the Fund"), completed a recapitalization pursuant to which Anchor issued
$100,000,000 aggregate principal amount of Senior Notes due 2004 and entered into a new credit facility (the "Recapitalization"). As part of the Recapitalization, Anchor repaid substantially all of its outstanding debt, including all accrued interest thereon and any premiums in connection therewith. As a result, Anchor repaid the principal amounts of $13,689,000 Senior Subordinated Note and Junior Subordinated Note held by the Fund, together with all accrued interest thereon and prepayment premiums totalling $827,070.

     Immediately prior to the Recapitalization, the Fund owned 162,967 shares of the common stock of Anchor Holdings, Inc., a Delaware corporation and the parent company of Anchor ("Holdings"). Immediately after the consummation of the Recapitalization, the Fund exercised its warrants to purchase common stock (at an exercise price of $9.50 per share) and acquired an additional 247,710 shares of common stock of Holdings, bringing the total shares of Holdings common stock to 410,677 shares. In connection with the Recapitalization, Holdings, paid a dividend to all holders of its common stock of record as of April 2, 1997 (including common stock issued upon exercise of the warrants), in the amount of $19.02 per share. As a result of such dividend, the Fund received an aggregate of $5,457,832, net of the exercise price for the warrants.

     Net  Distributable   Capital  Proceeds,   as  defined  in  the  Partnership
Agreement, to the Fund of $81.89 per Unit are expected to be distributed on May 15, 1997 to partners of record as of April 2, 1997.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 2nd day of May, 1997.


              Signature                           Title



______________________              ML Mezzanine II Inc.
Audrey Bommer                       Vice President and Treasurer
                                    (Principal Financial Officer of Registrant)



______________________              ML Mezzanine II Inc.
Roger F. Castoral, Jr.              Vice President and Assistant Treasurer
                                    (Principal Accounting Officer of Registrant)